Exhibit 10.1

1 North Wall Quay Dublin 1 Ireland	T +353 1 622 2000 F +353 1 622 2222

Niall Tuckey	Citibank Europe plc
Vice President	1 North Wall Quay
ILOC Product	Dublin 1, Ireland
Date 12th August 2011
Aspen Insurance Limited
Maxwell Roberts Building
1 Church Street
Hamilton
HM 11
Bermuda
Attention: Bryan Astwood
Dear Bryan
1.	Committed letter of credit facility

Further to recent discussions, Citibank Europe plc (the “Bank”) is pleased to confirm its committed letter of credit issuance facility (the “Facility”) subject to the terms and conditions set out in this Letter.

The Facility is intended to replace the committed letter of credit facility established pursuant to a facility letter between Aspen Insurance Limited and Citibank Europe plc dated 29 April 2009 (“the Old Facility”). The Old Facility is hereby terminated with immediate effect and the parties fully released from all rights, obligations and liabilities arising therefrom.

2.	Amount

The Facility shall be in a maximum aggregate amount of USD 1,050,000,000 (One billion and fifty million United States Dollars) (the “Aggregate Facility Limit”) comprising two maturity tranches: Tranche 1 having a sub limit of USD 750,000,000 (seven hundred and fifty million United States Dollars); and Tranche II having a sub limit of USD 300,000,000 (three hundred million United States Dollars). Should the Company (as defined below) wish to reduce the Aggregate Facility Limit or any Tranche sub limit, it may do so upon written notification to the Bank. The notification (the “Notification”) must (i) specifically reference this Letter and (ii) clearly state the new facility limit that is to apply (“the New Limit”). The New Limit will take effect five Business Days following receipt, by the Bank, of the Notification.

3.	Facility Documents

Aspen Insurance Limited (“the Company”) has entered into the following documents in relation to the Facility (each as amended, varied, supplemented, novated or assigned as the case may be):
(a)	Insurance Letters of Credit — Master Agreement (Form 3/CIFS) dated 15 December 2003 (the “Master Agreement”);

(b)	Reinsurance Deposit Agreement (Charge Form — Citibank N.A. as Custodian) dated 15 December 2003 (“Form 12”);
Citibank Europe plc
Directors: Aidan M Brady, Mark Fitzgerald, Jim Farrell, Bo J. Hammerich (Sweden), Brian Hayes, Mary Lambkin, Frank McCabe, William J. Mills (USA), Terence O’Leary (U.K.), Cecilia Ronan, Patrick Scally, Christopher Teano (U.S.A.), Francesco Vanni d’Archirafi (Italy), Tony Woods.
Registered in Ireland: Registration Number 132781. Registered Office: 1 North Wall Quay, Dublin 1.
Ultimately owned by Citigroup Inc., New York, U.S.A.
Citibank Europe plc is regulated by the Central Bank of Ireland

(c)	Pledge Agreement dated 17 January 2006 (“the Pledge Agreement”);

(d)	Collateral Account Control Agreement dated 17 January 2006 (“the Collateral Account Control Agreement”);

(e)	Corporate Mandate dated 29 April 2009; and

(f)	General Communications Indemnity dated 29 April 2009.
In the event of any inconsistency between the terms of this letter and the terms of any Facility Document, the terms of this letter shall prevail.

4.	Conditions precedent

The Company shall not request the issue of any Credit until the Bank has received the documents and other evidence specified below in a form and substance satisfactory to the Bank (each a “Condition Precedent”):
(a)	the enclosed duplicate of this Letter, duly executed on behalf of the Company before 12 August 2011; and

(b)	such other documents and other evidence as the Bank may reasonably require.
5.	Utilisation requests

5.1	Whenever the Company wishes the Bank (which, for purposes of this paragraph 5 shall include any branch or affiliate of the Bank that issues a Credit pursuant hereto) to issue a Credit under the Facility, it shall provide a duly completed application form in accordance with the provisions of the Master Agreement.

5.2	The Bank shall be entitled to examine each request to issue a Credit on a case-by-case basis and, notwithstanding clause 1(a)(i) of the Master Agreement during the continuance of this Letter, shall only be entitled to decline any such request without liability where:
(a)	such request would cause the Bank to be in breach of any law of any jurisdiction (including non-exclusively any breach of sanctions imposed by the law of the United States of America); or

(b)	the Credit requested is in a currency other than US dollars, GB pounds sterling, Canadian dollars or Euros;

(c)	the tenor of a Tranche I Credit is longer than 12 months or the tenor of a Tranche II Credit is longer than 60 months, as applicable; and/or

(d)	any deposit(s) as may have been requested by the Bank to be placed in the accounts established pursuant to the terms of the Form 12 and/or Pledge and Collateral Account Control Agreements have not been carried out to the Bank’s satisfaction.
6.	Interest

6.1	the Company shall pay interest on the amount drawn by a Beneficiary under a Credit at a rate per annum of LIBOR plus 1% (plus Reserve Asset Costs, if any) from the date of drawing until the date of reimbursement by the Company.

6.2	Any interest accruing under this paragraph 6 shall be immediately payable by the Company on demand by the Bank. Overdue interest shall be compounded in accordance with the usual practice of the Bank in respect of unauthorised overdrafts.

6.3	Interest due from the Company under this Letter shall:
(a)	be calculated and accrue from day to day;

(b)	be calculated on the basis of the actual number of days elapsed and a 360 day year (or such other day count convention as is market practice for the relevant currency); and

(c)	be payable both before and after judgment.
7.	Fees

The fees that the Company is obliged to pay to the Bank in connection with the Facility are as set out in the Fee Letter.

8.	Repayment and expiry

The Facility shall only apply in respect of Credits issued under Tranche 1 on or prior to 30 June 2013 (“the Tranche1 Facility Period”), and in the case of Tranche II on or prior to 30 June 2012 (“the Tranche 2 Facility Period”). Each tranche of the Facility shall expire on the earlier of (1) the date that is one year from the end of the relevant Tranche Facility Period; or (2) the stated expiry date on the last remaining Credit issued within the relevant Tranche Facility Period (“the Expiry Date”). The Bank and the Company shall commence negotiations, without being under any obligation, regarding the renewal of the Facility at least 60 days before the end of the Tranche II Facility Period.

9.	Representations and warranties

The Company represents and warrants to the Bank, on the date of its acceptance of this Letter and with reference to (f)(ii) below only on each day (by reference to the facts and circumstances then existing) until this Letter has expired or terminated, that:
(a)	the Company (i) is duly organised, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of incorporation or organisation, (ii) is duly qualified to do business and (to the extent applicable) in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, (iii) has the requisite corporate power and authority and the right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (iv) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all governmental authorities having jurisdictions, to the extent required for such ownership, operation and conduct (including, without limitation, the consummation of transactions contemplated by this Letter) as to each of the foregoing, except, in each case in clauses (ii), (iii) and (iv), where the failure to do so would not have a material adverse effect on the financial condition or prospects of the Group.

(b)	The execution, delivery and performance by the Company of this Letter and the consummation of the transactions contemplated hereby are within the Company’s corporate powers, have been duly authorised by all necessary corporate action, and do not contravene (i) the Company’s constitutional documents or (ii) law or any contractual restriction binding on or affecting the Company.

(c)	No authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any third party is required for the due execution, delivery and performance by the Company of this Letter or in respect of any Credit, except for those authorisations, approvals, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect.

(d)	This Letter has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganisation, moratorium or similar law affecting creditors’ rights generally, (ii) the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(e)	The consolidated financial statements included in the most recent 10Q filing of the Group, copies of which have been furnished to the Bank, fairly present the consolidated financial condition of the Group in accordance with generally accepted accounting principles consistently applied. Since the date of such filing there has been no material adverse change to the financial condition or property of the Company or the Group.

(f)	There is no pending or, to the knowledge of the Company, threatened action, suit, investigation, litigation or proceeding affecting any member of the Group before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a material adverse effect on the financial position or prospects of the Group or (ii) purports to affect the legality, validity or enforceability of this Letter or any Facility Document or the consummation of the transactions contemplated hereby.
10.	Undertakings

The Company undertakes to the Bank that it shall:
(a)	ensure that the Bank receives each annual report on Form 10-K filed by Aspen Insurance Holdings Limited with the SEC as soon as it is available and in any event within 90 days of its financial year end;

(b)	ensure that the Bank receives each quarterly report on Form 10-Q filed by Aspen Insurance Holdings Limited with the SEC as soon as it is available and in any event within 45 days of the end of the relevant quarter;

(c)	promptly upon it becoming aware of the event, provide the Bank with notice of any change in the Company’s ownership structure such that its ultimate parent (as at the date of this Letter) ceases to own, directly or indirectly, a majority of the equity of the Company or upon any announcement of such a restructuring by the parent. Any such event shall entitle the Bank, at its sole discretion, to terminate the Facility.
11.	Costs and expenses

The Company undertakes to indemnify the Bank, on demand, for and against all actions, proceedings, losses, damages, charges, costs, expenses, claims and demands which the Bank may incur, pay or sustain (apart from the Bank’s own gross negligence or wilful misconduct) in connection with this Letter (including non-exclusively the cost of all registrations and any other legal fees that the Bank incurs in relation to the Facility).

12.	Certificates

Any demand, notification or certificate issued by the Bank specifying any amount due under this Letter or any Facility Document or any determination of any ratio shall, in the absence of manifest error, be conclusive and binding on the Company.

13.	Miscellaneous

13.1	The rights of the Bank under this Letter and the Facility Documents may be exercised as often as necessary; are cumulative and not exclusive of its rights under the general law; and may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right.

13.2	If any provision of this Letter or any Facility Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect (i) the legality, validity or enforceability in that jurisdiction of any other provision of that document; or (ii) the legality, validity or enforceability in any other jurisdiction of that or any other provision of that document.

13.3	In no event shall the Bank be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Company hereby waives, releases and agrees (for itself and on behalf of the other members of the Group) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its or their favour.

13.4	The Bank may set off any obligation of the Company under the Facility Documents or in respect of any Credit (whether present or future, actual or contingent) against any obligation owed by the Bank to the Company or Citibank N.A., regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

13.5	Clauses 13 and 14 [Assignment/Novation] of the Master Agreement shall apply in respect of this Letter, with necessary changes.

13.6	The terms of this Letter may not be waived, modified or amended unless such waiver, modification or amendment is in writing and signed by you nor may the Company assign any of its rights hereunder without the prior written consent of the Bank.

14.	Definitions and interpretation

14.1	Terms defined in any Facility Document shall have the same meanings when used in this Letter. Additionally, the following terms have the following meanings.

Business Day means a day (other than a Saturday or a Sunday) on which banks are generally open in Dublin and London.

Facility Documents means the documents specified in paragraphs 3(a) through 3(e) and any other document pursuant to which a security interest, guarantee or other form of credit support is created or exists in favour of the Bank in respect of the obligations of the Company under this Letter.

Group means the Company and each other person from time to time included in the consolidated financial statements of Aspen Insurance Holdings Limited filed with the Securities and Exchange Commission.

LIBOR means the overnight rate for US Dollars which appears on the screen display designated “Reuters Screen LIBOR01” on the Reuters Service (or such other screen display or service as may replace it for the purpose of displaying the relevant British Bankers’ Association Interest Settlement Rates for deposits in US Dollars in the London interbank market) at or about 11.00 a.m. on the relevant day.

Quarter Day means 1 January, 1 April, 1 July and 1 October.

14.2	In this Letter (unless otherwise provided):
(a)	words importing the singular shall include the plural and vice versa;

(b)	references to:
(i)	paragraphs are to be construed as references to the paragraphs of this Letter;

(ii)	any document shall be construed as references to that document, as amended, varied, novated or supplemented;

(iii)	any statute or statutory provision shall include any statute or statutory provision which amends, extends, consolidates or replaces the same;

(iv)	any document or person being acceptable or approved or satisfactory shall be construed as meaning acceptable to or approved by or satisfactory to the Bank in its sole discretion;

(v)	a person shall be construed so as to include that person’s assignors, transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state; and

(vi)	time are to London time.
14.3	The headings in this Letter are for convenience only and shall be ignored in construing this Letter.

15.	Communications

15.1	Any notice or demand to be served on the Company by the Bank hereunder may be served:
(a)	Personally on any officers listed in the Company’s General Communications Indemnity dated 29 April 2009 as amended from time to time (such shall be referred to as “Authorized Officer(s)”);

(b)	by letter addressed to the Company or to any of its officers at the Company’s registered office or at any one of its principal places of business; or

(c)	by telex or facsimile addressed in any such manner as aforesaid to any then published telex or facsimile number of the Company.
15.2	Unless otherwise stated, any notice or demand to be served on the Bank by the Company hereunder must be served on the Bank either at its address stated at the beginning of this Letter (or such other address as the Bank may notify the Company of from time to time) or by facsimile to such number as the Bank may notify the Company of from time to time.

15.3	Any notice or demand:
(a)	sent by post shall be deemed to have been served on the relevant party on the third Business Day after and exclusive of the day of posting; or

(b)	sent by telex or facsimile shall be deemed to have been served on the relevant party when confirmation is received.

In proving such service by post it shall be sufficient to show that the letter containing the notice or demand was properly addressed and posted and such proof of service shall be effective notwithstanding that the letter was in fact not delivered or was returned undelivered.
16.	Governing law

16.1	This Letter shall be governed by English law and for the benefit of the Bank the Company irrevocably submits to the jurisdiction of the English Courts in respect of any dispute which may arise from or in connection with this Letter or any Credit.

16.2	A person who is not a party to this Letter has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Letter.

17.	Anti-Tying

17.1	Citigroup’s Corporate and Investment Bank’s anti-tying policies are incorporated herein by reference.
Yours faithfully,

/s/ Mary O'Neill
For and on behalf of Citibank Europe plc

Accepted and agreed on
/s/ Bryan Astwood
For and on behalf of Aspen Insurance Limited

Accepted and agreed on
/s/ David Skinner
For and on behalf of Aspen Insurance Limited